Exhibit 99.8
CONSENT TO BE NAMED AS A DIRECTOR NOMINEE
In connection with the filing by McGraw Hill, Inc. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and in any and all amendments (including post-effective amendments) and supplements thereto, as a nominee to the Board of Directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated:	July 10, 2025	/s/ Guhan Subramanian
Guhan Subramanian